EXHIBIT 99.5
FORM OF LETTER TO SHAREHOLDERS WHO ARE RECORD HOLDERS
OF CHC GROUP INC.
100,000 Convertible Preferred Shares Offered Pursuant to Rights Distributed to Our Shareholders
                    , 2014
THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2014, UNLESS EXTENDED BY US.
Dear Shareholder:
CHC Group Ltd., a Cayman Islands exempted company (the “Company”), is sending you this letter because you were a shareholder of record of our ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), at 5:00 p.m., New York City time, on October 24, 2014 (the “Record Date”). As such, you are receiving non-transferable subscription rights (the “Rights”) to purchase convertible preferred shares, par value $0.0001 per share (the “Preferred Shares”), in a rights offering by the Company (the “Rights Offering”). The Rights Offering is described in the enclosed offering prospectus dated                     , 2014 (“Prospectus”).
We are offering up to 100,000 Preferred Shares, as described in the Prospectus, at a cash price of $1,000.00 per share (the “Subscription Price”). The number of Preferred Shares you may purchase is described below.

You are entitled to one Right for each Ordinary Share owned as of the Record Date and each Right will entitle you to purchase 0.001229 Preferred Shares at the Subscription Price under what we refer to as your “Basic Subscription Right.” In addition, if you exercise your Basic Subscription Right in full and 6922767 Holding (Cayman) Inc., our largest shareholder, does not exercise its Basic Subscription Right (as it has notified the Company that it does not intend to do), you may subscribe for up to an additional 0.0016422 Preferred Shares per each Ordinary Share owned at the Subscription Price under what we refer to as your “Over-Subscription Privilege.” Please note that no fractional shares will be issued and fractional shares will be eliminated by rounding down to the nearest whole number.
Your right to purchase Preferred Shares in the Rights Offering will expire if not exercised by 5:00 p.m., New York City time, on         , 2014, unless we decide to extend the offering period, which we currently do not intend to do. Once submitted, all exercises of the rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Rights.
Your Rights are evidenced by the accompanying non-transferable subscription rights certificate registered in your name (the “Rights Certificate”). The back of the Rights Certificate contains the exercise form for participating in the Rights Offering. If not exercised, your Rights Certificate will cease to have any value when the Rights Offering expires.
Enclosed are copies of the following documents:

1.	Prospectus;

2.	Your Rights Certificate;

3.	Instructions as to the use of the Rights Certificate;

4.	Notice of Tax Information; and

5.	A return envelope addressed to Computershare Trust Company, N.A., the subscription agent.
The first three documents listed above provide additional information on the Rights Offering, the Company and the steps you must take to exercise all or some of your Rights. You should read all of these documents carefully in their entirety.

Your prompt action is requested. To exercise your Rights, you should deliver the properly completed and signed Rights Certificate, with payment of the Subscription Price in full for each Preferred Share subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the Rights Certificate with payment, including final clearance of any checks, prior to 5:00 p.m., New York City time on     , 2014. You cannot revoke the exercise of your Rights. Rights not exercised prior to the expiration time will expire.
Additional copies of the enclosed materials may be obtained by contacting Georgeson Inc., the information agent. Banks, brokers and all other shareholders should call (888) 607-6511 or email CHCGroup@georgeson.com. You may also reach the Company by contacting Lynn Antipas Tyson, VP, Investor Relations at (914) 485-1150 or via e-mail at lynn.tyson@chc.ca.

Very truly yours,

CHC GROUP LTD.

__________________________________________
By:     Russ Hill
Title:     VP, Deputy General Counsel and Corporate Secretary

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF CHC GROUP LTD., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.